P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
February 9, 2024		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES DIRECTOR RETIREMENTS
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that Tara M. Abraham and James S. Huggins plan to retire from the Board of Directors (“Board”) of Peoples and the Board of Directors of Peoples’ banking subsidiary, Peoples Bank, effective when their current terms end on April 25, 2024. Ms. Abraham and Mr. Huggins have each served on the Boards of Directors of Peoples and Peoples Bank since 2012. Ms. Abraham is a member of the Compensation, Governance and Nominating, and Risk Committees of the Board. Mr. Huggins is a member of the Audit, Executive, and Risk Committees of the Board, and he has served as Chairman of the Risk Committee since 2017. Both Ms. Abraham and Mr. Huggins are also members of the Trust Committee of the Board of Directors of Peoples Bank
Commenting on the retirements, Peoples’ Chairman of the Board, Susan D. Rector, said, “On behalf of the Board of Directors, I want to thank Tara and Jim for their years of dedicated service and many valuable contributions to the success of Peoples. We wish them both continued personal and professional success in the future.”
Chuck Sulerzyski, Peoples’ President and Chief Executive Officer, said, “On behalf of all the associates of Peoples, I would like to thank Tara and Jim for the leadership they have provided the company during their tenure as directors, a time during which Peoples has experienced significant growth, both organically and through acquisitions.”
Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio, since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.2 billion in total assets as of December 31, 2023, and 149 locations, including 133 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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